Exhibit 10.6

Company Bonus Plan

Adopted by the Board of Directors on September 20, 2018

1.Purposes of the Plan.  The Plan is intended to increase stockholder value and the success of the Company by motivating eligible employees to: (i) perform to the best of their abilities, and (ii) achieve the Company’s objectives.  The Plan’s goals are to be achieved by providing such employees with incentive awards based on the achievement of goals relating to the performance of the Company or upon the achievement of objectively determinable individual performance goals.

2.Definitions.

(a)“Administrator” means the Board, any committee of Directors or of other individuals satisfying applicable laws appointed by the Board, or a duly authorized committee of the Board.  The members of any such committee shall be appointed from time to time by, and serve at the pleasure of, the Board.  Until otherwise determined by the Board, (i) the Board will have exclusive power and authority for the administration of the Plan with respect to Awards granted to the Company’s Chief Executive Officer (the “CEO”) and (ii) the Committee shall have full (but non-exclusive) power and authority for the administration of the Plan with respect to Awards granted to any other employee of the Company (other than the CEO).

(b)“Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

(c)“Award” means, with respect to each Participant, the award determined pursuant to Section 8(a) below for a Performance Period.  Each Award is determined by a Payout Formula for a Performance Period, subject to the Administrator’s authority under Section 8(a) to eliminate, reduce, or increase the Award otherwise payable.

(d)“Base Salary” means as to any Performance Period, the gross cash wages earned by the Participant during the Performance Period, inclusive of any overtime pay, pay resulting from the actual use (rather than mere accrual) of holiday, vacation and sick hours, Company provided direct pay during an approved leave of absence, and premium pay (for shift, on call, call in or call back pay).  Commissions, Special Performance Incentive Fund (“SPIF”) pay, severance pay, salary continuation, disability payments, workers compensation payments, and other monetary consideration as part of a separation agreement, release agreement, or other similar agreement, shall not be included in Base Salary.  Excluded from Base Salary are equity compensation income or gains, spot or other bonus, or variable pay, expense reimbursements and other allowances (such as housing, education reimbursements, etc.), pay during an unapproved leave of absence, and any payments attributable to a period of time other than the Performance Period (other than on account of normal payroll practices), unless mandated by local and foreign jurisdictions.  Also excluded from Base Salary is any compensation paid to a Participant after his or her date of termination or after a Participant transfers to a position within the Company that is not eligible to participate in this Plan.

(e)“Board” means the Board of Directors of the Company.

(f)“Code” means the Internal Revenue Code of 1986, as amended.

(g)“Committee” means the Compensation Committee of the Board.

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(h)“Company” means Accuray Incorporated, a Delaware corporation.

(i)“Fiscal Quarter” means a fiscal quarter of the Company.

(j)“Fiscal Year” means a fiscal year of the Company.

(k)“Participant” means as to any Performance Period, an employee of the Company or of an Affiliate who has been selected by the Administrator for participation in the Plan for that Performance Period.

(l)“Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Administrator pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants.  The formula or matrix may differ from Participant to Participant and among Performance Periods.

(m)“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator, in its discretion, to be applicable to a Participant for a Performance Period.  As determined by the Administrator (in its discretion), the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement of the measures selected by the Administrator (in its discretion), which may include, without limitation, one or more of the following measures: (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin, (iv) operating expenses or operating expenses as a percentage of revenue, (v) earnings (which may include earnings before interest and taxes, earnings before taxes and net earnings), (vi) earnings per share, (vii) stock price, (viii) return on equity, (ix) total stockholder return, (x) growth in stockholder value relative to the moving average of the S&P 500 Index or another index, (xi) return on capital, (xii) return on assets or net assets, (xiii) return on investment, (xiv) economic value added, (xv) operating profit or net operating profit, (xvi) operating income, (xvii) operating margin, (xviii) market share, (xix) contract awards or backlog, (xx) overhead or other expense reduction, (xxi) credit rating, (xxii) objective customer indicators, (xxiii) new product invention or innovation, (xxiv) attainment of research and development milestones, (xxv) improvements in productivity, (xxvi) attainment of objective operating goals, (xxvii) contingent or non-contingent orders; and (xxviii) growth rates in any of the performance criteria listed in sections (i) through (xxvii) herein. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, against other objective metrics, and/or against another company, companies or an index or indices), (4) with respect to equity, assets or human resources of the Company, (including, for example, on a per-share or per-capita basis), (5) against the performance of the Company as a whole or a specific business unit(s) (including acquired business units), business segment(s) or product(s) of the Company, (6) on a pre-tax or after-tax basis, (7) in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or non-GAAP basis, and/or (8) in accordance with accounting principles established by the International Accounting Standards Board (“IASB Principles”) or non IASB Principles.  For example, but not by way of limitation, the Administrator could determine that bonuses will be earned for a Performance Period for the achievement of goals for Earnings calculated before interest, taxes, depreciation and amortization (in other words, EBITDA).  The Administrator, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers, acquisitions and/or dispositions).  The Performance Goals may differ from Participant to Participant and from Award to Award.  Failure to meet the Performance Goals will result in a failure to earn the Target Award, except as provided in clause (i) of Section 8(a).  The Administrator also may determine that a Target Award (or portion thereof) will not have a Performance Goal associated with it but instead will be granted (if at all) in the sole discretion of the Administrator.

(n)“Performance Period” means any Fiscal Quarter or Fiscal Year, or such other longer period, as determined by the Administrator in its sole discretion.

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(o)“Plan” means this Company Bonus Plan.

(p)“Plan Year” means the Company’s Fiscal Year.

(q)“Section 409A” means Section 409A of the Code and the regulations and guidance thereunder, as they may be amended or modified from time to time.

(r)“Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, a specific dollar amount, or a result of a formula or formulas, as determined by the Administrator in accordance with Section 6.

(s)“Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

3.Plan Administration.

(a)The Administrator shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions.  The Administrator may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan.  Subject to the provisions of the Plan, and in the case of a committee, subject to the specific duties delegated by the Board to such committee, the Administrator shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

(i)discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

(ii)to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

(iii)to adopt rules, regulations, and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b)Any rule or decision by the Administrator that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

(c)Pursuant to its authority in Section 3(a), the Committee delegates its authority as further described in this paragraph to the following four officers of the Company, each of whom may act individually:  The Company’s CEO, CFO, General Counsel and VP of Human Resources (or the employee who exercises the functions of such an officer, even if the employee does not possess the identical title) (together the “Plan Committee”).  The decisions that an authorized officer on the Plan Committee may make are with respect to the following:  (1) whether or not an employee is on a leave of absence, and whether such leave is approved or unapproved, (2) whether or not an individual is a Participant, unless that individual is an officer of the Company (within the meaning of Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended), (3) calculation of Base Salary consistent with the terms of the Plan, (4) calculation of the funding percentage for the bonus pool consistent with the Payout Formula established by the Committee, as such Payout Formula may be adjusted from time to time in accordance with the terms of the Plan, but subject in all respects to final approval by the Committee, (5) determining the Participants in the Plan and their respective Target Awards (other than with respect to the CEO and the CEO’s direct reports), (6) whether or not an employee’s employment with the Company has ended, and if so, how such

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termination of employment shall be classified for purposes of the Plan, and (7) whether or not to grant a terminated employee any bonus in accordance with Section 8(a)(ii) of the Plan.  References to the Plan Committee in the Plan shall mean the authorized officer(s) making the decision in the context of applying the terms of the Plan to such particular decision. An authorized officer of the Plan Committee may not take any action that would have the effect of increasing or decreasing his or her own benefits under the Plan.  Furthermore, the Committee shall have the authority to modify or revoke this delegation of authority granted to any officer of the Plan Committee at any time, which modification or revocation shall take effect immediately upon the completion of the Committee’s action, unless the effectiveness is otherwise delayed by the Committee.  In addition, the Committee shall have the authority to override any determination made by any such authorized officer of the Plan Committee prior to actual payment of amounts under this Plan in which case, the Committee’s determination shall be final and binding.

4.Eligibility.  The employees eligible to participate in the Plan for a given Performance Period shall be employees of the Company who are designated by the Administrator in its sole discretion.  The Administrator, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become employees during a Performance Period.  Participation in the Plan is in the sole discretion of the Administrator, and on a Performance Period by Performance Period basis.  Accordingly, an employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

5.Performance Goal Determination.  The Administrator, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period.  Such Performance Goals shall be set forth in writing.  The Administrator, in its discretion, may adjust any Performance Goal (or actual performance versus the Performance Goal) for any reason, including, without limitation, for the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, asset write-downs, litigation, claims, judgments or settlements, the effect of changes in tax law or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs.

6.Target Award Determination.  The Administrator, in its sole discretion, shall establish a Target Award for each Participant.  Each Participant’s Target Award shall be determined by the Administrator in its sole discretion, and each Target Award shall be set forth in writing.

7.Determination of Payout Formula or Formulae.  The Administrator, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Award (if any) payable to each Participant.  Each Payout Formula shall (i) be set forth in writing, (ii) be based on a comparison of actual performance to the Performance Goals, (iii) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved (subject to the Administrator’s discretion as described herein), and (iv) provide for an Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.

8.Determination of Awards; Award Payment.

(a)Determination.  After the end of each Performance Period, the Administrator shall determine the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded.  The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been determined by the Administrator.  Notwithstanding any contrary provision of the Plan, the Administrator, in its sole discretion, may (i) eliminate, reduce, or increase the Award payable to any Participant below that which otherwise would be payable under the Payout Formula and (ii) determine what Award, if any, will be paid in the event of a Termination of Employment whether as the result

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of a Participant’s death or disability or upon a Change of Control or in the event of a Termination of Employment following a Change of Control prior to the end of the Performance Period or otherwise.

(b)Right to Receive Payment.  Each Award under the Plan shall be paid solely from the general assets of the Company.  Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which a Participant may be entitled.  Except as otherwise determined by the Administrator (in its discretion) pursuant to clause (i) of Section 8(a), a Participant needs to be employed by the Company through the payment date in order to be eligible to receive an Award payout hereunder and no Award will be considered earned until paid.

(c)Form of Distributions.  The Company generally shall distribute all Awards to the Participant in cash (or its equivalent) in a single lump sum.  The Board and/or the Committee reserves the right, in its sole discretion, to settle an Award with a grant of an equity award under the Company’s then-current equity compensation plan, which equity award may have such terms and conditions, including vesting, as the Board and/or the Committee determines in its sole discretion.

(d)Timing of Distributions.  Subject to Section 8(e) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination of the Award for a Performance Period, but in no event later than the fifteenth day of the third month of the Fiscal Year following the date the Participant’s Award has been earned and is no longer subject to a substantial risk of forfeiture.

(e)Deferral.  The Administrator, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan.  Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Administrator, in its sole discretion, and in compliance with Section 409A.

(f)Recoupment.

(i)Recoupment in the Event of a Restatement of Financial Results.  Notwithstanding anything to the contrary set forth in the Plan or any Award, in the event of a restatement of incorrect financial results, the Board will review the conduct of executive officers in relation to the restatement.  If the Board determines that an executive officer has engaged in misconduct, or otherwise violated the Company’s Code of Conduct and Ethics for Employees, Agents and Contractors, and that such misconduct or violation contributed to such restatement, then the Board may, in its discretion, take appropriate action to remedy the misconduct or violation, including, without limitation, seeking reimbursement of any portion of any performance-based or incentive compensation paid or awarded to the employee that is greater than would have been paid or awarded if calculated based on the restated financial results, to the extent not prohibited by governing law. For this purpose, the term “executive officer” means executive officers as defined by the Securities Exchange Act of 1934, as amended (the “Act”).  Any such action by the Board would be in addition to any other actions the Board of the Company may take under the Company’s policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.  If the Board takes any such action, Participants shall be required to reimburse the Company such amounts as directed by the Board, in its sole discretion.

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(ii)Recoupment in the Event of a Material Reduction in Publicly Disclosed Backlog.  Notwithstanding anything to the contrary set forth in the Plan or any Award, in the event the Company is required to make a Material Reduction of its publicly-disclosed backlog figures, the Board will review the conduct of executive officers in relation to the determination and publication of backlog figures and their subsequent Material Reduction.  If the Board determines that an executive officer has engaged in knowing or reckless misconduct, or otherwise violated the Company’s Code of Conduct and Ethics for Employees, Agents, and Contractors, and that such misconduct or violation led to the improper inclusion of a proposed system sale in publicly-disclosed backlog, then the Board shall, in its discretion, take appropriate action to remedy the misconduct or violation, including, without limitation, seeking reimbursement of any portion of any performance-based or incentive compensation paid or awarded to the executive officer that is greater than would have been paid or awarded if calculated based on the Materially Reduced backlog figures, to the extent not prohibited by governing law.  For this purpose, the term “executive officer” means executive officers as defined by the Act.  “Material Reduction” shall mean a Reduction of at least 15% of the total backlog publicly reported by the Company in the preceding quarter.  As used herein, “Reduction” is intended to relate to system sales that are included in publicly disclosed backlog but are then removed due to the cancellation of the transaction.  Removals from backlog because a system sale shipped and was recognized as revenue or a system removal from backlog because it exceeded the time period provided for by the Company’s backlog criteria will not count as a Reduction.  Any action taken by the Board pursuant to this provision would be in addition to any other actions the Board may take under the Company’s policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.  If the Board takes any such action, Participants shall be required to reimburse the Company such amounts as directed by the Board, in its sole discretion.

9.Term of Plan.  The Plan will commence on the date first adopted by the Board or the Committee, and subject to Section 10 (regarding the Board’s and/or the Committee’s right to amend or terminate the Plan), will remain in effect thereafter until terminated.

10.Amendment and Termination of the Plan.  The Board and/or the Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Board and/or the Committee has made a determination that such  amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award.  To the extent necessary or advisable under applicable law, Plan amendments shall be subject to stockholder approval.  At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

11.Withholding.  Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

12.Section 409A.  It is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt.  Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.  The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable

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actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant.  However, unless explicitly determined otherwise in writing by the Board and/or the Committee, in no event will the Company or any Affiliate pay or reimburse any Participant for any taxes or other costs that may be imposed on the Participant as a result of Section 409A or any other section of the Code or other tax rule or regulation.

13.At-Will Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment or service at any time, with or without cause.  For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment.  Employment with the Company and its Affiliates is on an at-will basis only.  The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

14.Successors.  All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

15.Indemnification.  Each person who is or shall have been a member of the Administrator, the Board, and the Plan Committee shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, in each case, as amended from time to time, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

16.Non-assignment.  The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

17.Governing Law.  The Plan shall be governed by the laws of the State of California, without regard to conflicts of law provisions thereunder.

18.Bonus Plan.  The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.

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I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Accuray Incorporated on September 20, 2018.

*  *  *  *  *

/s/ Jesse Chew
Jesse Chew, Corporate Secretary

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